Exhibit 16



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 22, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 22, 2002 of Security Capital Group Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the standards contained therein.

Very truly yours,


Arthur Andersen LLP

Copy to:  Mr. Paul E. Szurek